Exhibit 5.1

Rio de Janeiro, October 23, 2012

Ladies and Gentlemen:

I have acted as Brazilian counsel for Vale S.A. (“Vale”), a corporation organized and existing under the laws of Brazil, and for Vale Overseas Limited (“Vale Overseas”), a company organized and existing under the laws of the Cayman Islands, in connection with the preparation and filing by Vale and Vale Overseas, under the United States Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) relating to (i) unsecured debt securities of Vale (the “Vale Debt Securities”) and (ii) debt securities of Vale Overseas (the “Vale Overseas Debt Securities”) guaranteed by Vale (the “Guarantees”).  The Vale Debt Securities, the Vale Overseas Debt Securities and the Guarantees (collectively referred to herein as the “Securities”) are to be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, at offering prices to be determined from time to time. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

1. In rendering the opinions set forth below, I have examined copies of the documents listed below:

(i) the Registration Statement;

(ii) the bylaws of Vale as approved by the Extraordinary General Shareholders’ Meeting of Vale held on August 30, 2007 as amended at the Extraordinary General Shareholders’ Meetings held on May 22, 2009, May 19, 2010 and May 18, 2011;

(iii) the minutes of the Ordinary General Shareholders’ Meeting of Vale dated April 19, 2011, and the minutes of the meetings of the Board of Directors of Vale dated April 28, 2011, May 24, 2012, and October 16th, 2012 which, among other matters, recorded the approval of the election of the current members of Vale’s Board of Directors;

(iv) the minutes of the meetings of the Board of Directors of Vale, dated as of May 19, 2011, May 26, 2011, November 24, 2011, April 25, 2012 and July 25, 2012, at which the current officers of Vale were appointed;

(v) the form of the indenture to be entered into by and between Vale, as issuer, and the trustee named therein (“Vale Indenture”), attached as an exhibit to the Registration Statement; and

(vi) the Amended and Restated indenture, dated as of October 23, 2012, among Vale Overseas, as issuer, Vale, as guarantor, and The Bank of New York, as trustee (“Vale Overseas Indenture”), attached as an exhibit to the Registration Statement.

The Vale Indenture and the Vale Overseas Indenture are collectively referred to herein as the “Indentures.”

2. I have also examined the records, agreements, instruments and documents and made such investigations of law as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. I have also assumed that:

(i) no provision of each of the Indentures and of the Securities conflicts with the laws of any jurisdiction (other than Brazil); and

(ii) at the time of the execution and delivery of the Indentures and of the Securities, they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3. I have also assumed, without any independent investigation or verification of any kind, the validity, legality, binding effect and enforceability of the Indentures and of the Securities under the laws of the State of New York and the Cayman Islands, as the case may be.

4. I have further assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the SEC describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Vale and/or Vale Overseas and the other parties thereto.  Furthermore, I have assumed (a) the due organization and valid existence of all parties (other than Vale) to the Indentures under the laws of the countries of their respective incorporation; (b) the Indentures and the Securities will have been duly authorized and validly executed and delivered by the parties thereto (other than Vale); and (c) that the performance thereof is within the capacity and powers of the parties thereto (other than Vale).

5. Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

(i) Vale has been duly incorporated and is validly existing as a sociedade anônima under the laws of Brazil;

(ii) Vale has the corporate power to, and all necessary corporate action has been taken to, execute, deliver and file the Registration Statement; and

(iii) in connection with the issue, offer and sale of the Vale Debt Securities and the Guarantees and the performance of Vale’s obligations thereunder, when (a) all necessary corporate actions have been taken by Vale to approve the issuance and terms of the Vale Debt Securities and the Guarantees, and the terms of the offering and related documents and matters, and (b) the Indentures and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with their respective provisions and in accordance with the applicable definitive underwriting agreement upon payment of the consideration therefor provided for therein, the Vale Debt Securities and the Guarantees will be duly authorized, executed and delivered and will be a valid and binding obligation of Vale.

6. The foregoing opinions are subject to the following qualifications:

(i) To ensure the enforceability or the admissibility in evidence of the Indentures and any other document required by any Brazilian court to be furnished: (a) the signatures of the parties thereto signing outside Brazil must be notarized; (b) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action; (c) the Indentures and any other documents or instruments prepared in a language other than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator and registered with the appropriate Registry of Deeds and Documents (for which translation and registration certain fees would apply), which may be done immediately prior to any such enforcement or presentation;

(ii) A final conclusive judicial decision for the payment of money rendered by any Federal or State Court in the City, County and State of New York in respect of the Indentures or of the Securities should be recognized in the courts of Brazil, and such courts would enforce such judicial decision without retrial or re-examination of the merits of the original decision only if such judicial decision has been previously ratified by the Superior Court of Justice (Superior Tribunal de Justiça); which ratification is available only if: (a) the judicial decision fulfills all formalities required for its enforceability under the laws of the State of New York, (b) the judicial decision was issued by a competent court after proper service of process on the parties, which service of process must comply with Brazilian law or, after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (c) the judicial decision is not subject to appeal, (d) the judicial decision was authenticated by a Brazilian consulate in the State of New York, (e) the judicial decision was translated by a sworn translator registered in Brazil, and (f) the judicial decision is not contrary to Brazilian national sovereignty, public policy or good morals;

(iii) Pursuant to the regulations of the Brazilian Central Bank (“Central Bank”), Vale will have to (a) register the relevant Schedule of Payments (Esquema de Pagamentos) under the respective Registry of Financial Transaction Module (Módulo Registro de Operação Financeira — “ROF”) of its electronic system — SISBACEN in connection with and after any issuance and sale of Vale Debt Securities and/or the Guarantees to entitle Vale to make payments of principal, interest, costs, fees, expenses and commissions in relation to Vale Debt Securities and/or the Guarantees, (b) obtain any further authorization by the Central Bank enabling it to make payments outside Brazil in US dollars or any other applicable currency other than scheduled payments of principal, interest, costs, fees, expenses and commissions referred to in the relevant ROF, and (c) obtain the prior amendment to the ROF in order to enable it to make payments in the case of redemption for tax reasons, early redemption, repurchase of notes by Vale or any acceleration event that may be applicable pursuant to the Indenture. No assurance can be given that the authorizations referred to in items (b) and (c) above, if required, will be obtained;

(iv) Any amounts to be paid under the Vale Debt Securities and/or the Guarantees in excess of the amounts provided for in the Securities or the Indentures, if any, will depend on the analysis of the legality and economic grounds by the Brazilian commercial bank chosen to implement the relevant foreign exchange control transactions or, as the case may be, pursuant to a special authorization to be obtained from the Central Bank of Brazil, which authorization will be granted at the Central Bank’s sole discretion;

(v) The enforceability of the Indentures and of the Securities is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles;

(vi) In case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing on the date of the issuance of the decision declaring the bankruptcy, and the amount so determined shall be the amount so considered for any payments to creditors in the bankruptcy; and

(vii) Under Brazilian law, properties and assets of a public concessionaire bound to the performance of the applicable concession agreement are not subject to attachment, either prior to judgment, in aid of execution, or otherwise.

7. I express no opinion as to any agreement, instrument or other document other than as specified in this letter.

8. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the prospectus constituting part of the Registration Statement and in any prospectus supplements related thereto under the caption “Validity of the Securities” as general counsel of Vale.

9. I am qualified to practice law in Brazil only, and I do not express any opinion in respect of any laws of any other jurisdiction.  This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

10. I expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter.  Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time.  This opinion may be relied upon, as of the date rendered, only by you and no other person may rely upon this opinion without our prior written consent.

Very truly yours,

/s/ Clovis Torres
Clovis Torres
General Counsel of Vale